EXHIBIT 23.1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

To the Board of Directors
Glamis Gold Ltd.

We consent to the incorporation by reference in this annual report on Form 40-F of Glamis Gold Ltd. and to the incorporation by reference in the registration statement (No. 333-88986) on Form S-8 of Glamis Gold Ltd. filed on May 24, 2002, of our report dated February 4, 2005, except for note 17 which is as of February 10, 2005, relating to the consolidated balance sheets of Glamis Gold Ltd. as of December 31, 2004 and 2003 and the related consolidated statements of operations, deficit and cash flows for each of the years ended December 31, 2004, 2003 and 2002, which report appears in the December 31, 2004 Annual Report to Shareholders of Glamis Gold Ltd.

/s/ KPMG, LLP
Chartered Accountants

Vancouver, Canada
March 21, 2005